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                                Exhibit 10 (b)

                            AMENDMENT NUMBER 2 TO
                     GREAT WESTERN FINANCIAL CORPORATION
                         INCOME TAX ALLOCATION POLICY

The following paragraph should be added to Paragraph 2 of Part II, titled "State Income Taxes":

         (c) For the Consumer Finance Group ("CFG"), it is intended that the amount of state income tax or tax benefit charged or credited to CFG by GWFC will approximate the amount that would have been payable or recoverable by CFG if it's members had filed their state income tax returns on a separate entity basis (or separate subgroup basis for combined state returns). Any deficit or benefit arising therefrom will be allocated to GWFC.

         The Great Western Corporate Tax Department will utilize a reasonable method to estimate the amount that would have been payable or recoverable by CFG on a separate entity basis (or separate subgroup basis for combined state returns).

         The Tax Department will review, on an annual basis, the state income taxes allocated to CFG under the above amendment to ascertain that the methodology used by the Tax Department is consistent with the intent of this subparagraph and is reasonable in relationship to the taxes paid or owed by CFG to taxing authorities.